Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 28, 2020 at 1:05 PM PDT		Nordstrom, Inc.
Invrelations@Nordstrom.com

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com
Nordstrom Reports First Quarter 2020 Earnings
Strengthened financial flexibility by reducing inventory by over 25% and on track to achieve 20% reduction in overhead costs

SEATTLE, Wash. (May 28, 2020) – Nordstrom, Inc. (NYSE: JWN) today reported first quarter results, which reflected the Company’s actions to strengthen its financial flexibility through inventory and overhead cost reductions and position the business for the long-term through an acceleration of its strategic initiatives.
Nordstrom continued its momentum from the second half of 2019 with positive sales growth in February and ongoing growth of its $5 billion e-commerce business. The Company temporarily closed stores on March 17 due to COVID-19, which had a material impact on financial results as stores made up two-thirds of its business in 2019. For the first quarter ended May 2, 2020, net sales decreased 40 percent from last year. Loss per diluted share of $3.33 included charges of $1.10 associated with the impact of COVID-19.
“We successfully strengthened our financial flexibility by increasing liquidity, lowering inventory by more than 25 percent from last year and significantly reducing our cash burn by more than 40 percent from March into April,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We’re entering the second quarter in a position of strength, adding to our confidence that we have sufficient liquidity to successfully execute our strategy in 2020 and over the longer term.”
Liquidity
The Company entered fiscal 2020 with cash of approximately $850 million and increased its position to approximately $1.4 billion by the end of the first quarter. The Company significantly reduced its cash burn and took early actions to increase liquidity. Nordstrom drew down and amended its $800 million revolver; issued $600 million in senior secured notes; and suspended dividends and share repurchases.
In addition to its planned expense savings of $200 to $250 million, the Company is on track to deliver further cash savings of more than $500 million in operating expenses, capital expenditures and working capital in fiscal 2020. These savings include a reduction in non-occupancy overhead expenses of approximately 20 percent on an annualized basis.
The inventory reduction of more than 25 percent from last year resulted from the Company’s efforts during the quarter to decrease receipts by approximately 30 percent, stimulate demand through increased marketing and promotions and utilize store fulfillment capabilities. This favorable inventory position enables the Company to bring in newness for customers beginning in June. Nordstrom’s one-of-a-kind Anniversary Sale will begin on August 19, with early access for all Nordstrom cardmembers starting August 13 or earlier depending on their Nordy Club status. This unique event will feature new arrivals at reduced prices for a limited time.
Strategy
“It is clear we can seamlessly engage with customers through our Nordstrom and Nordstrom Rack brands, across stores and online. We have a unique mix of assets, and the flexibility of our business model continues to serve us well,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “In 2019, our Off-Price and e-commerce businesses accounted for nearly 60 percent of sales. As we anticipate an acceleration of these longer-term customer trends, we’re taking proactive steps to move faster in executing our strategic plans.”

Nordstrom continues to invest in its market strategy to gain market share and increase inventory efficiencies in its top markets. By leveraging its assets of people, product and place, the Company is bringing greater merchandise selection and faster delivery to customers while increasing engagement through services. As previously announced, the Company is optimizing the mix of its physical and digital assets through the closures of 16 full-line stores and three Jeffrey specialty boutiques in addition to restructuring its regional and corporate support organization to achieve greater agility.
Store Reopening and Community Update
Applying a phased market-by-market approach, the Company began reopening stores in early May with approximately 40 percent of its fleet now open. Nordstrom continues to serve customers online and provides contactless curbside pickup services in most full-line stores. In addition, the Company is utilizing fulfillment capabilities at full-line and Nordstrom Rack stores to leverage inventory in its markets and bring greater selection and faster delivery to customers.
Nordstrom is focused on protecting the health and safety of employees and customers as well as supporting its communities through efforts including sewing nearly one million masks for healthcare workers and through its 2025 philanthropy goals. More information can be found on Nordstrom Now.
FIRST QUARTER 2020 SUMMARY

•
First quarter net loss of $521 million, which included after-tax charges of $173 million related to COVID-19, decreased from net earnings of $37 million during the same period in fiscal 2019. These charges included asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

•
Losses before interest and taxes of $813 million decreased from earnings before interest and taxes (“EBIT”) of $77 million during the same period in fiscal 2019 due to lower sales volume from temporary store closures, increased markdowns and charges related to COVID-19 of $280 million.

•	In Full-Price, net sales decreased 36 percent and Off-Price net sales decreased 45 percent compared with the same period in fiscal 2019 due to temporary store closures beginning March 17.

•
Online demand, which reflects customer orders and therefore removes the timing impacts of shipments and returns, grew 9 percent, consistent with the second half of 2019. Total company digital sales grew 5 percent to reach $1.1 billion in the first quarter. While stores were temporarily closed, the Company’s e-commerce business experienced significant growth in new customers of more than 50 percent.

•
Gross profit, as a percentage of net sales, was 11 percent, decreasing from 34 percent for the same period in fiscal 2019 due to incremental markdowns to clear excess inventory and deleverage from lower sales volume. Ending inventory decreased 26 percent from last year resulting from the Company’s aggressive actions to reduce receipts and clear excess inventory through increased marketing and promotional activities.

•
Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, was 55 percent compared with 34 percent for the same period in fiscal 2019. Excluding charges related to COVID-19 of $250 million, total SG&A decreased approximately 25 percent from last year, primarily due to lower sales volume in addition to reduced overhead labor costs in response to temporary store closures.

•
The income tax benefit of $326 million, or 38 percent of pretax loss, reflects a higher projected benefit rate for fiscal 2020 due to the carryback of net operating losses as permitted under the CARES Act.

CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss first quarter 2020 financial results at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13703701, until the close of business on June 4, 2020.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 354 stores in 40 states, including 100 full-line stores in the United States and Canada; 247 Nordstrom Rack stores; two clearance stores; and five Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 2, 2020	May 4, 2019
Net sales	$2,026	$3,349
Credit card revenues, net	93	94
Total revenues	2,119	3,443
Cost of sales and related buying and occupancy costs	(1,810)	(2,228)
Selling, general and administrative expenses	(1,122)	(1,138)
(Loss) earnings before interest and income taxes[1]	(813)	77
Interest expense, net	(34)	(24)
(Loss) earnings before income taxes	(847)	53
Income tax benefit (expense)	326	(16)
Net (loss) earnings[1]	$(521)	$37

(Loss) earnings per share:
Basic	$(3.33)	$0.24
Diluted[1]	$(3.33)	$0.23

Weighted-average shares outstanding:
Basic	156.4	155.0
Diluted	156.4	156.2

Percent of net sales:
Gross profit	10.7%	33.5%
Selling, general and administrative expenses	55.4%	34.0%
(Loss) earnings before interest and income taxes	(40.1%)	2.3%
1 In the first quarter of 2020, we incurred COVID-19 related charges, which reduced net earnings by $173 or $1.10 per diluted share. These charges reduced earnings before interest and income taxes by $280, including approximately $250 in selling, general and administrative expenses and $30 in cost of sales and related buying and occupancy costs.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Current assets:
Cash and cash equivalents	$1,355	$853	$448
Accounts receivable, net	154	179	233
Merchandise inventories	1,489	1,920	2,006
Prepaid expenses and other[1]	669	278	271
Total current assets	3,667	3,230	2,958

Land, property and equipment, net	3,974	4,179	3,963
Operating lease right-of-use assets	1,722	1,774	1,833
Goodwill	249	249	249
Other assets	357	305	335
Total assets	$9,969	$9,737	$9,338

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$800	$—	$—
Accounts payable	1,125	1,576	1,619
Accrued salaries, wages and related benefits[2]	280	510	315
Current portion of operating lease liabilities	243	244	237
Other current liabilities	1,351	1,190	1,222
Current portion of long-term debt	—	—	499
Total current liabilities	3,799	3,520	3,892

Long-term debt, net	3,264	2,676	2,177
Non-current operating lease liabilities	1,836	1,875	1,951
Other liabilities	673	687	667

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 157.0, 155.6 and 154.6 shares issued and outstanding	3,148	3,129	3,067
Accumulated deficit	(2,661)	(2,082)	(2,370)
Accumulated other comprehensive loss	(90)	(68)	(46)
Total shareholders’ equity	397	979	651
Total liabilities and shareholders’ equity	$9,969	$9,737	$9,338
1 As of May 2, 2020, prepaid expenses and other included $309 of taxes receivable as a result of the CARES Act, comprised of $275 for income tax receivable and $34 for payroll tax credits.
2 Accrued salaries, wages and related benefits for the quarter ended May 2, 2020 included $88 for restructuring charges.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 2, 2020	May 4, 2019
Operating Activities
Net (loss) earnings	$(521)	$37
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Depreciation and amortization expenses and other, net	178	165
Asset impairment	117	—
Right-of-use asset amortization	44	43
Deferred income taxes, net	(54)	18
Stock-based compensation expense	13	20
Change in operating assets and liabilities:
Accounts receivable	25	(2)
Merchandise inventories	228	(89)
Prepaid expenses and other assets[1]	(393)	(12)
Accounts payable	(292)	181
Accrued salaries, wages and related benefits[2]	(227)	(266)
Other current liabilities	167	(74)
Lease liabilities	(65)	(59)
Other liabilities	2	7
Net cash used in operating activities	(778)	(31)

Investing Activities
Capital expenditures	(131)	(249)
Other, net	5	1
Net cash used in investing activities	(126)	(248)

Financing Activities
Proceeds from revolving line of credit	800	—
Proceeds from long-term borrowings, net of discounts	600	—
Increase in cash book overdrafts	83	40
Cash dividends paid	(58)	(58)
Payments for repurchase of common stock	—	(210)
Proceeds from issuances under stock compensation plans	11	10
Tax withholding on share-based awards	(8)	(12)
Other, net	(11)	—
Net cash provided by (used in) financing activities	1,417	(230)

Effect of exchange rate changes on cash and cash equivalents	(11)	—
Net increase (decrease) in cash and cash equivalents	502	(509)
Cash and cash equivalents at beginning of period	853	957
Cash and cash equivalents at end of period	$1,355	$448
1 Prepaid expenses and other assets for the quarter ended May 2, 2020 included $309 of taxes receivable as a result of the CARES Act, comprised of $275 for income tax receivable and $34 for payroll tax credits.
2 Accrued salaries, wages and related benefits for the quarter ended May 2, 2020 included $88 for restructuring charges.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales for the first quarter of 2020 compared with the first quarter of 2019:

	Quarter Ended
	May 2, 2020	May 4, 2019
Net sales by business:
Full-Price	$1,357	$2,127
Off-Price	669	1,222
Total net sales	$2,026	$3,349

Net sales decrease by business:
Full-Price	(36.2%)	(5.1%)
Off-Price	(45.2%)	(0.6%)
Total Company	(39.5%)	(3.5%)

Digital sales as % of total net sales[1]	54%	31%
1 Digital sales are online sales and digitally assisted store sales which include Online Order Pickup, Ship to Store, Style Board, a digital selling tool, and the impact of the sales return reserve. The increase in digital sales penetration for the first quarter of 2020, compared with the same period in fiscal 2019, was driven primarily by temporary store closures beginning on March 17 related to COVID-19.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are comprised of one quarter of activity under the new lease standard (“Lease Standard”) for 2019, and three quarters of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution for our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	May 2, 2020	May 4, 2019
Net (loss) earnings	$(62)	$513
Add: income tax (benefit) expense	(156)	147
Add: interest expense	121	115
(Loss) earnings before interest and income tax expense	(97)	775

Add: operating lease interest[1]	102	23
Add: rent expense, net	—	189
Less: estimated depreciation on capitalized operating leases[2]	—	(101)
Adjusted net operating profit	5	886

Less: estimated income tax expense	(4)	(198)
Adjusted net operating profit after tax	$1	$688

Average total assets	$9,811	$8,591
Add: average estimated asset base of capitalized operating leases[2]	—	1,508
Less: average deferred property incentives and deferred rent liability	—	(459)
Less: average deferred property incentives in excess of ROU assets[3]	(303)	(77)
Less: average non-interest-bearing current liabilities	(3,324)	(3,438)
Average invested capital	$6,184	$6,125

Return on assets[4]	(0.6%)	6.0%
Adjusted ROIC[4]	—%	11.3%
1 As a result of the adoption of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the operating lease right-of-use assets (“ROU assets”), we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the adoption of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 Results for the four quarters ended May 4, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted return on assets by approximately 60 basis points and Adjusted ROIC by approximately 70 basis points. Integration charges, primarily related to Trunk Club, of $32 in the fourth quarter of 2019, were primarily non-cash related and negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 20 basis points for the four quarters ended May 2, 2020. COVID-19 related charges in the first quarter of 2020 negatively impacted return on assets by approximately 180 basis points and Adjusted ROIC by approximately 130 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash used in operating activities. The following is a reconciliation of net cash used in operating activities to Free Cash Flow:

	Quarter Ended
	May 2, 2020	May 4, 2019
Net cash used in operating activities	$(778)	$(31)
Less: capital expenditures	(131)	(249)
Add: change in cash book overdrafts	83	40
Free Cash Flow[1]	$(826)	$(240)
1 Free cash flow for the quarter ended May 2, 2020 included payments of $109 for COVID-19 premium pay and benefits.

NORDSTROM, INC.
ADJUSTED EBITDA and ADJUSTED EBITDAR (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is also one of our key financial metrics as it will be used to measure compliance with one of our secured revolving credit facility (“Revolver”) covenants beginning in the third quarter of 2020. Adjusted EBITDAR reflects the items in Adjusted EBITDA, excludes rent expense as defined by the Revolver agreement, and captures other differences between the contractual requirements in the Revolver agreement and Adjusted EBITDA, including the inclusion or exclusion of certain non-cash charges. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDAR is net earnings.
Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA and Adjusted EBITDAR:

	Quarter Ended
	May 2, 2020	May 4, 2019
Net (loss) earnings	$(521)	$37
Add: income tax (benefit) expense	(326)	16
Add: interest expense, net	34	24
(Loss) earnings before interest and income taxes	(813)	77

Add: depreciation and amortization expenses	176	163
Less: amortization of developer reimbursements	(19)	(19)
Add: asset impairments	117	—
Adjusted EBITDA[1]	$(539)	$221

Add: rent expense[2]	61	65
Add: other Revolver covenant adjustments[3]	2	3
Adjusted EBITDAR[1]	$(476)	$289
1 Adjusted EBITDA and Adjusted EBITDAR for the quarter ended May 2, 2020 included $163 for restructuring charges, COVID-19 premium pay and benefits and payroll tax credits from the CARES Act.
2 Rent expense, exclusive of amortization of developer reimbursements, is added back for consistency with our debt covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile Adjusted EBITDA to Adjusted EBITDAR as defined by our Revolver covenant includes interest income, and certain non-cash charges where relevant.